INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made the third day of August, 1987 by and between Advance Capital I, Inc. ("Advance") and Advance Capital Management, Inc. ("ACM"). Amended July 24, 1992. Further Amended July 24, 1998, July 26, 2000 and June 30, 2006.

WITNESSETH:

In consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is acknowledged, it is agreed by and between the parties as follows:

I. In General

Advance engages ACM and ACM agrees to act as investment adviser to Advance with respect to the investment of its assets and in general to supervise the investments of Advance, subject at all times to the direction and control of the Board of Directors of Advance.

II. Duties of ACM with Respect to Investment of Assets of Advance and Accounting Services

     A. ACM shall regularly provide investment advice to Advance and shall, subject to the succeeding provisions of this section, supervise continuously the investment and reinvestment of cash, securities or other property comprising the assets of the investment portfolios of Advance consisting of its Equity Growth Fund, Balanced Fund, Retirement Income Fund, and Cornerstone Stock Fund (the "Funds"); and in furtherance of those responsibilities, ACM shall:

     1. obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Funds of Advance, and whether concerning the individual companies whose securities are included in the Funds' portfolios or the industries in which they engage, or with respect to securities which ACM considers desirable for inclusion in the Funds' portfolios, and regularly report thereon to the Board of Directors of Advance;

     2. furnish continuously an investment program for each of the Funds of Advance;

     3. determine what securities shall be purchased or sold by each of the Funds of Advance;

     4. take, on behalf of Advance, all actions which appear to ACM necessary to carry into effect the investment program and supervisory functions stated previously, including the placing of purchase and sales orders, and make appropriate reports thereon to the Board of Directors of Advance.

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     B. Any investment program furnished by ACM under this section, or any supervisory function taken by ACM, shall at all times conform to and be in accordance with any requirements imposed by:

     1. the provisions of the Investment Company Act of 1940 and any rules or regulations in force thereunder;

     2. any other applicable provision of law;

     3. the provisions of the Articles of Incorporation of Advance as amended from time to time;

     4. the provisions of the By-laws of Advance as amended from time to time;

     5. the terms of the registration statements of Advance, as amended from time to time, under the Securities Act of 1933 and the Investment Company Act of 1940.

     C. Any investment program furnished by ACM under this section or any supervisory functions taken hereunder by ACM, shall at all times be subject to any directions of the Board of Directors of Advance, its Executive Committee or any committee or officer of Advance acting pursuant to authority given by the Board of Directors.

     D. The foregoing notwithstanding, with the approval of the shareholders and the directors of Advance given in the manner prescribed by Sections (15(a) and 15(c), respectively, of the Investment Company Act of 1940 for the approval of investment advisory contracts and their terms, ACM may appoint another entity, including an affiliated company of ACM, to act as sub advisor to furnish to Advance on behalf of ACM the services specified in paragraph (A) of the Section II and Section IV of this Agreement. Such services shall be subject to the requirements of paragraphs (B) and (C) of this Section II and Sections IV and VI and would be provided under the terms of a Sub advisory Agreement between ACM and the sub advisor.

III.    Allocation of Expenses

     The expenses of Advance and the expenses of ACM in performing its functions under this Agreement shall be divided into two classes, to wit:
     (i) those expenses which will be paid in full by ACM, as set forth in subparagraph "A" hereof, and (ii) those expenses which will be paid in full by Advance, as set forth in subparagraph "B" hereof.

     A. With respect to the duties of ACM under Section II above, it shall pay in full for (a) the salaries and employment benefits of all employees of ACM who are engaged in providing these services,

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        (b) adequate office space and suitable office equipment for such employees, (c) all telephone and postage costs relating to such functions and (d) the fees and expenses of any sub advisor appointed pursuant to the provisions of paragraph (D) of Section II of this Agreement. In addition, if requested by Advance, ACM shall pay the fees and expenses of all directors of Advance who are employees of ACM or an affiliated corporation and the salaries and employment benefits of all officers or employees of Advance who are affiliated persons of ACM.

     B. Advance shall pay in full for all of its expenses which are not listed above (other than those assumed by ACM or its affiliates in their capacity as Administrator for Advance) including (a) the costs of printing prospectuses and reports to shareholders of Advance; (b) the costs of printing all proxy statements and all other costs and expenses of meetings of shareholders of Advance except preparation of proxy statements and mailing costs; (c) interest, taxes, brokerage commissions and premiums on fidelity insurance; (d) audit fees and expenses of independent accountants and legal fees and expenses of attorneys, but not of attorneys who are employees of ACM; (e) fees and expenses of its directors, but not of directors who are employees of ACM; (f) custodian fees and expenses; (g) transfer agency fees and expenses; (h) fees payable by Advance under the Securities Act of 1933, the Investment Company Act of 1940, and the securities or "Blue Sky" laws of any jurisdiction; (i) fees and assessments of the Investment Company Institute or any successor organization; (j) such nonrecurring or extraordinary expenses as may arise, including litigation affecting Advance and any indemnification by Advance of its officers, directors, employees and agents with respect thereto; (k) the costs and expenses provided for in any Administration Agreement, including amendments thereto, contemplated by subsection C of this section III; and (l) the costs and expenses provided for in any distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940. In the event that any of the foregoing shall, in the first instance, be paid by ACM, Advance shall pay the same to ACM on presentation of a statement with respect thereto.

     C. ACM or an affiliate of ACM may also act as administrator of Advance if at the time in question there is a separate agreement ("Administration Agreement") covering such functions between Advance and ACM or such affiliate. The corporation, whether ACM or its affiliate, which is the party to the Administration Agreement with Advance is referred to as the "Administrator". Each Administration Agreement shall provide in substance that it shall not go into effect, or may be amended, or a new agreement covering the same topics between Advance and the Administrator may be entered into only if the terms of such Administration Agreement, such amendment or such new agreement have been approved by the Board of Directors of Advance, including the vote of a majority of the directors who are not "interested persons" as defined in the Investment Company Act of 1940, of either party to the Administration Agreement, such amendment or such new agreement (considering ACM to be such a party even if at the time in question, the Administrator is an affiliate of ACM), cast in person at a meeting

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        called for the purpose of voting on such approval.  Such a vote is referred to as a "disinterested director" vote. Each Administration Agreement shall also provide in substance for its continuance, unless terminated, for a specified period which shall not exceed two years from the date of its execution and from year to year thereafter only if such continuance is specifically approved at least annually by a disinterested director vote and that any disinterested director vote shall include a determination that (i) the Administration Agreement, amendment, new agreement or continuance in question is in the best interests of Advance and its shareholders; (ii) the services to be performed under the Administration Agreement as amended, new agreement or agreement to be continued are services required for the operation of Advance; (iii) the Administrator can provide services the nature and quality of which are at least equal to those provided by others offering the same or similar services; and (iv) the fees for such services are fair and reasonable in the light of the usual and customary charges made by others for services of the same nature and quality. Any Administration Agreement may also provide in substance that any disinterested director vote may be conditioned on the favorable vote of the holders of a majority (as defined in or under the Investment Company Act of 1940) of the outstanding shares of each class of Advance. Each Administration Agreement shall also provide in substance that it may be terminated by the Administrator at any time without penalty upon giving Advance 120 days' written notice
        (such notice may be waived by Advance) and may be terminated by Advance at any time without penalty upon giving the Administrator sixty (60) days' written notice (which notice may be waived by the Administrator), provided that such termination of Advance shall be directed or approved by the vote of a majority of the Board of Directors (as defined in or under the Investment Company Act of 1940) of the outstanding shares of each class of Advance.

IV.     Brokerage

     ACM shall place purchase and sale orders with brokers and/or dealers who in the judgment of ACM are able to execute the orders as expeditiously as possible and at the best obtainable price. Generally, in order not to risk a possible adverse change in price, ACM will make inquiry of brokers and/or dealers who on the basis of interest shown and past experience ACM believes can execute the order as expeditiously as possible and at the best obtainable price.

     ACM is authorized to allocate brokerage and principal business to members of securities exchanges, brokers and dealers ("brokers") who provide brokerage and research services (as such services are defined in Section 28(e) of the Securities and Exchange Act of 1934) for Advance and/or other accounts for which ACM exercises investment discretion (as that term is defined in Section 3(a)(35) of the aforesaid Act) and to cause Advance to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting that transaction if ACM determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or ACM's overall responsibilities with respect to the accounts as to which it exercises investment discretion. ACM shall use its judgment in determining that the amount of commissions paid is reasonable in relation to the value of brokerage and research services received and need not place or attempt to place a specific dollar value on research services received or on the portion of the commission rate reflecting such services. In demonstrating that such determinations were in good faith, ACM

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shall be prepared to show that the commissions allocated or paid for research services were for purposes contemplated by this Agreement, that the commissions paid were within a reasonable range and that commissions paid were not allocated or paid for products or services which were readily and customarily available and offered to the public on a commercial basis. ACM is also authorized to consider sales of shares as a factor in the selection of brokers to execute brokerage and principal portfolio transactions, subject to the requirements of best execution, (i.e., that such brokers are able to execute the order quickly and at the best obtainable price).

     V. Compensation of ACM

     As compensation in full for services rendered and for the facilities and personnel furnished under sections I, II and IV of this Agreement, Advance will pay to ACM for each day the fees specified in Exhibit A hereto.

     The amounts payable to ACM shall be determined as of the close of business each day; shall, except as set forth below, be based upon the value of net assets computed in accordance with the Articles of Incorporation of Advance; shall be paid in arrears whenever requested by ACM; and provided, however, that each of the Funds of Advance will pay a portion of the total fee payable by Advance in an amount equal to the proportion that such Funds' average daily net assets bears to the average daily net assets of Advance. In computing the value of the net assets of Advance, there shall be excluded the amount owed to Advance in respect to shares which have been sold but not yet paid to ACM or any of its affiliates.

Notwithstanding the foregoing, if the laws, regulations or policies of any state in which shares of Advance are qualified for sale limit the operating and management expenses of Advance, ACM will refund to the appropriate Fund the amount by which such expenses exceed the lowest of such state limitations.

     VI.  Undertakings of ACM; Liability

     ACM shall give to Advance the benefit of its best judgment, efforts and facilities in rendering services under this Agreement, but shall be free to render services to others similar to that rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed under this Agreement.


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     ACM shall at all times be guided by and be subject to Advance's investment policies, the provisions of its Articles of Incorporation and By-laws as each shall from time to time be amended, and to the decision and determination of Advance's Board of Directors.

     This Agreement shall be performed in accordance with the requirements of the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Securities Act of 1933 and the Securities Exchange Act of 1934, to the extent that the subject matter of this Agreement is within the purview of such Acts. Insofar as applicable to ACM as an investment adviser and affiliated person of Advance, ACM shall comply with the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 and the respective Rules and Regulations of the Securities and Exchange Commission.

     In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of ACM, it shall not be subject to liability to Advance or to any stockholder of Advance for any act or omission in the course of or connected with rendering services thereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

     VII.  Duration of this Agreement

     This Agreement shall become effective at the start of business on the date hereof and shall continue in effect, unless terminated as hereinafter provided, for a period of one year and from year to year thereafter only if such continuance is specifically approved at least annually by the Board of Directors, including the vote of a majority of the directors who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a majority (as so defined) of the outstanding voting securities of each class of Advance and by the vote of a majority of the directors who are not parties to this Agreement or "interested persons" (as so defined) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     As additional investment portfolios ("New Fund") other than the existing Funds are established by Advance, this Agreement shall become effective with respect to each such New Fund upon the initial public offering of such New Fund, provided that this Agreement has been approved previously for continuation, together with any related agreements, by vote of the Board of Directors of Advance including the majority of directors who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940) of any such party, cast in person at a meeting held before the initial public offering of such New Fund and called for the purpose of voting as such approval.

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     VIII.  Termination

     This Agreement may be terminated by ACM at any time without penalty upon giving Advance sixty (60) days' written notice (which notice may be waived by Advance) and may be terminated by Advance at any time without penalty upon giving ACM sixty (60) days' written notice (which notice may be waived by ACM), provided that such termination by Advance shall be directed or approved by the vote of a majority of the Board of Directors of Advance in office at the time or by the vote of a majority (as defined in the Investment Company Act of 1940) of the outstanding voting securities of Advance. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2 (a)(4) of the Investment Company Act of 1940.

     ACM hereby acknowledges that all records pertaining to Advance's investment are the property of Advance, and in the event that this Agreement is terminated and a transfer of investment advisory services to someone other than ACM or an affiliated company should ever occur, ACM will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to Advance.

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, as of the day and year first above written.

                                                  ADVANCE CAPITAL I, INC.

                                         By   /S/ Robert J. Cappelli
                                              -----------------------------
                                              Robert J. Cappelli, President


ATTEST: /S/ Julie A. Katynski
        ---------------------------------
        Julie A. Katynski, Vice President


                                           ADVANCE CAPITAL MANAGEMENT, INC.

                                     By: /S/ Christopher M. Kostiz
                                         ----------------------------------
                                         Christopher M. Kostiz, President

ATTEST: /S/ Kathy J. Harkleroad
        --------------------------------
        Kathy J. Harkleroad, Vice President


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                                          Exhibit A


COMPENSATION OF ADVANCE CAPITAL MANAGEMENT, INC.
AS INVESTMENT ADVISER TO ADVANCE CAPITAL I, INC.

For services provided and expenses assumed pursuant to the Investment Advisory Agreement, Advance Capital Management, Inc. ("ACM") shall be paid an advisory fee, computed daily and paid monthly, at the annual rate, as displayed in the table below, of the average daily net assets of each Fund as those terms are defined in the Investment Advisory Agreement and subject to the limitations therein. From time to time, as it may deem appropriate in its sole discretion, ACM may waive a portion or all of such fee.
                               ANNUAL
     FUND NAME                 RATE          NOTES
------------------------     -----------   ---------

Equity  Growth Fund
 - First $200 million           .7%	       4
 - Above $200 million          .55%            4

Balanced Fund
 - First $200 million           .7%            4
 - Above $200 million          .55%            4

Retirement Income Fund
 - First $200 million           .5%          2, 4, 5
 - Above $200 million           .4%            4

Cornerstone Stock Fund          .4%            3



1 -  Annual rate lowered on April 28, 1989 from .7% to .4%

2 -  Initial annual rate approved at July 24, 1992 Board of Directors
     Meeting.

3 - Cornerstone Stock Fund fees approved at July 24, 1998 Board of Directors Meeting.

4 - Revision to include step at $200 million approved at July 28, 2000 Board of Directors Meeting.

5 -  Combination of the Bond and Retirement Income Funds in April, 2004.

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Resolution Passed by the Board of Directors
                 of
        Advance Capital I, Inc.
            July 24, 1998

WHEREAS, Advance Capital Management, Inc. has acted as the investment advisor to the Company since its inception, and has made material contributions to the growth of the four portfolios represented by Classes A, B, C, and E of the Company's stock, and

WHEREAS, The Board of Directors approved, on December 6, 1991, the Investment Advisory Agreement between the Company and Advance Capital Management, Inc. with respect to the investment management of the Equity Growth Fund, Bond Fund, Balanced Fund, and Retirement Income Fund, and

WHEREAS, the Investment Advisory Agreement provides for additional investment portfolios to be established by the Company and for the Investment Advisory Agreement to be extended to cover any new portfolios following the approval of the Board of Directors of the Company, and

WHEREAS, the Board of Directors has authorized the addition of one new portfolio,as represented by Class F, of the common stock of the Company, and

WHEREAS, the Directors, including those Directors who are not parties to said Agreement and who are not interested persons as that term is defined in the Investment Company Act of 1940, have reviewed the Agreement, and

WHEREAS, it is the desire of the Board of Directors to extend said agreement to include the management of the portfolio represented by Classes F of the Company's common stock,

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby ratify and affirm the Investment Advisory Agreement between the Company and Advance Capital Management, Inc. in all respects as it pertains to the existing four portfolios and to the additional portfolio represented by Class F of the Company's common stock; and further

RESOLVED, that the advisory fee paid to Advance Capital Management, Inc. pursuant to the Investment Advisory Agreement shall be computed daily and paid monthly at the annual rate of 0.40% of the average daily net assets of the portfolio represented by Class F of the Company's common stock (the Cornerstone Stock Fund) as those terms are defined in the Investment Advisory Agreement and subject to the limitations therein, and further

RESOLVED, that from time to time, as it may deem appropriate in its sole discretion, Advance Capital Management, Inc. may waive a portion or all of such fee.

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